Exhibit (a)(3)

China Metro-Rural Holdings Limited

Suite 2204, 22/F, Sun Life Tower

The Gateway, 15 Canton Road

Tsimshatsui, Kowloon, Hong Kong

INFORMATION STATEMENT

This Information Statement is being furnished to you by China Metro-Rural Holdings Limited, a British Virgin Islands limited liability company (the “Company,” “we,” “us,” or similar terms), in connection with (i) an action to be taken by written consent of holders of a majority of the voting power of the Company (the “Shareholder Action”) approving an Agreement and Plan of Merger, dated as of June 8, 2016 (the “Merger Agreement”), among the Company, China Metro-Rural Investment Limited, a British Virgin Islands limited liability company (“Investment”), and CMR Merger Sub Limited, a British Virgin Islands limited liability company (“Merger Sub”), and the transactions contemplated thereby, including the Merger (defined below); and (ii) completion of the Merger.

Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”) and we will be the surviving company after the Merger. As a result of the Merger, Investment will own 100% of our equity interests.

Further, also as a result of the Merger, unless you are a holder of (i) Exchange Shares (defined herein) or, as a holder of Exchange Shares, you elect to perfect your dissenters’ rights, (ii) Preferred Shares (defined herein), or (iii) Dissenting Shares (defined herein), you will be entitled to receive in cash US$1.03 per ordinary share that you own, without interest. If you are a holder of Exchange Shares or Preferred Shares, you will be entitled to receive ordinary shares in Investment unless you perfect dissenters’ rights.

In addition, upon completion of the Merger, our ordinary shares will cease trading on the NYSE MKT, and we will be eligible not to file, and we will take action so that we do not have to file, any periodic reports or other filings with the U.S Securities and Exchange Commission.

Our board of directors has approved the Merger, the Merger Agreement, and the transactions contemplated thereby.

NO VOTE OR ACTION OF THE HOLDERS OF SHARES OF THE COMPANY (OTHER THAN THE MAJORITY SHAREHOLDER REFERRED TO BELOW WHO WILL TAKE THE SHAREHOLDER ACTION) IS REQUIRED OR REQUESTED IN CONNECTION WITH THE SHAREHOLDER ACTION OR THE MERGER.

The Shareholder Action will be taken on [●], 2016 (the “Shareholder Action Date”). The Board of Directors has fixed [●], 2016 as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of the Shareholder Action.

The Shareholder Action will be taken by Kind United Holdings Limited and Cafoong Limited (collectively, the “Majority Shareholder”). The Majority Shareholder beneficially owns in the aggregate 37,338,104 ordinary shares, par value US$0.001 per ordinary share (“Ordinary Shares”), of the Company and 100,000 preferred shares, par value US$0.001 per preferred share (“Preferred Shares”), of the Company as of the Record Date, which shares constitute approximately 50.8% of the then outstanding Ordinary Shares and 100% of the then outstanding Preferred Shares. Accordingly, as of the Record Date, the Majority Shareholder was the beneficial owner of approximately 52.8% of the total combined voting power of the Company.

The Shareholder Action cannot be taken, and the Merger cannot be completed until, at least 20 calendar days after this Information Statement is first sent or mailed to our shareholders. As a result, it is anticipated that the Shareholder Action will be effected on or about [●], 2016, or as soon thereafter as practicable. Further, once the Shareholder Action is taken, the Merger will be completed as soon practicable thereafter.

We will pay the expenses of furnishing this Information Statement, including the cost of preparing, assembling, and mailing this Information Statement.

This Information Statement is being sent or given on or about [●], 2016 to shareholders as of the Record Date.

You are urged to read the Information Statement in its entirety for a description of the Merger and the related transactions.

Neither the U.S. Securities and Exchange Commission nor any state securities regulator has passed upon, approved, or disapproved of the merger or the accuracy or adequacy of the information in the accompanying Information Statement. Any representation to the contrary is a criminal offense.

WE ARE NOT ASKING YOU FOR A PROXY, CONSENT, OR OTHER ACTION AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR CONSENT. THE ATTACHED INFORMATION STATEMENT IS FOR INFORMATIONAL PURPOSES ONLY.

The date of this Information Statement is June 8, 2016 and subject to completion.

SUMMARY TERM SHEET

The following summary highlights and provides an overview of the transactions discussed in this Information Statement and may not present all the information that is important to you. The summary also contains cross-references to the more detailed discussions elsewhere in the Information Statement. You should carefully read this entire Information Statement and the attached annexes.

This Information Statement uses “China-Metro,” “Company,” “we,” “us,” or similar terms to refer to China Metro-Rural Holdings Limited.

The Parties

China Metro-Rural Holdings Limited

We are focused on being one of the leading developers and operators of large scale, integrated agricultural logistics and trade centers and rural-urban migration and city re-development businesses in China. The Company’s agricultural logistics is engaged in the development, sales, and leasing of properties of integrated agricultural logistics business and trade centers in Northeast China and hotel operations. The Company’s rural-urban migration and city re-development business is engaged in the development, sales, and leasing of residential and commercial properties and servicing and assignments of development rights. For a description of our history, development, business, and organizational structure, see our Annual Report on Form 20-F for the year ended March 31, 2015 filed with the U.S. Securities and Exchange Commission (“SEC”) on July 31, 2015. Please see “Where You Can Find More Information” for a description of how to obtain a copy of our Annual Report.

China Metro-Rural Investment Limited

China Metro-Rural Investment Limited, a British Virgin Islands limited liability company (“Investment”), was formed for the purpose of effecting the Merger (defined hereinafter). Upon completion of the Merger, Investment will hold 100% of our equity interests as our sole member of record. Investment currently does not have any business or operations, except actions taken in furtherance of the Merger, and currently owns 100% of the equity interests of Merger Sub (defined hereinafter). For more information, see “Annex B: Information about the Transaction Participants.”

CMR Merger Sub Limited

CMR Merger Sub Limited, a British Virgin Islands limited liability company (“Merger Sub”), is a wholly-owned subsidiary of Investment and was formed for the purpose of merging with and into China Metro. Upon completion of the Merger, China Metro will continue as the surviving company of the Merger and a wholly-owned subsidiary of Investment. Merger Sub has not engaged in any business or operations except in furtherance of the Merger. For more information, see “Annex B: Information about the Transaction Participants.”

Affiliate Group

Mr. Cheng Chung Hing, Ricky, a permanent resident of Hong Kong (“Ricky”), is deemed to beneficially own approximately 79.2% of the Company. Mr. Leung Moon Lam, a permanent resident of Hong Kong (“Mr. Leung”), is deemed to beneficially own approximately 50.8% of the Company. For more information, see “Security Ownership of Certain Beneficial Owners and Management” and “Annex B: Information about the Transaction Participants.”

Kind United Holdings Limited (“Kind United”), Kindfar International Limited (“Kindfar”), Zagat International Limited (“Zagat”), and Cafoong Limited (“Cafoong”) are all British Virgin Islands limited liability companies through which Messrs. Ricky and Leung beneficially own their respective interests in the Company. Mr. Cheng Tai Po (“Mr. Cheng”) is the brother of Ricky and is a director and beneficial owner of 40% of the equity of Cafoong. Cafoong holds 100,000 Preferred Shares (defined hereinafter) and such Preferred Shares are entitled to the number of votes as shall constitute 3,191,225 of our Ordinary Shares (defined hereinafter).

In this Information Statement, Messrs. Ricky, Leung, and Cheng, and Kind United, Kindfar, Zagat, and Cafoong are referred to, collectively, as the “Affiliate Group.”

Kind United and Cafoong are collectively referred to herein as the “Majority Shareholder” who, as of the Record Date (defined hereinafter):

•	is the beneficial owner of approximately 52.8% of the total combined voting power of the Company,

•	is the beneficial owner of 37,338,104 Ordinary Shares or approximately 50.8% of the Ordinary Shares, and

•	is the beneficial owner of 100,000 Preferred Shares or 100% of the Preferred Shares which have approximately 4.16% of the voting power of the Company.

Overview of the Transaction and The Merger

The Majority Shareholder will take action by written consent (the “Shareholder Action”) no sooner than 20 calendar days after this Information Statement is first sent or mailed to our shareholders, or on or about [●], 2016 (the “Shareholder Action Date”), approving the Merger (defined below) pursuant to an Agreement and Plan of Merger, dated as of June 8, 2016 (the “Merger Agreement”), among the Company, Investment, and Merger Sub. Our board of directors has fixed [●], 2016 as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of the Shareholder Action.

After execution of the Shareholder Action and subject to satisfaction of the conditions to the Merger set forth in the Merger Agreement, articles of merger in compliance with the BVI Business Companies Act (the “Companies Act”) will be executed by the Company and Merger Sub and the same will be filed with the Registrar of Corporate Affairs of the British Virgin Islands (the “BVI Registrar”). Further, at the Effective Time (defined hereinafter) of the Merger, Merger Sub will merge with and into the Company and we will continue as the surviving company as a wholly-owned subsidiary of Investment (the “Merger”). Upon completion of the Merger, Investment will own 100% of the equity interests in the Company, and you will have no continuing equity interest in the Company.

Further, at the Effective Time and pursuant to the Merger Agreement, each outstanding ordinary share, par value US$0.001 per share (“Ordinary Share”), of the Company will be converted into the right to receive US$1.03 in cash, without interest (the “Merger Consideration”), other than:

•	Ordinary Shares held by certain persons specified in the Merger Agreement (“Exchange Shares”),

•	Ordinary Shares held by us or any of our subsidiaries (“Excluded Shares”), and

•	Ordinary Shares held by our shareholders who perfect dissenters’ rights under the Companies Act, including holders of Exchange Shares who elect to perfect their dissenters’ rights (“Dissenting Shares”).

In addition, at the Effective Time, holders of outstanding Exchange Shares will receive one fully paid and non-assessable ordinary share of Investment for each Exchange Share, and holders of outstanding preferred shares, par value US$0.001 per share (“Preferred Shares”), of the Company will receive 31.91225 fully paid and non-assessable ordinary shares of Investment for each Preferred Share. Each Excluded Share will be cancelled at the Effective Time of the Merger.

The Merger Agreement is attached to this Information Statement as Annex A. You should read the Merger Agreement carefully. Our board of directors and the boards of directors of Investment and Merger Sub have approved the Merger Agreement, and it is the binding legal agreement that governs the terms of the Merger. For more information, see “Terms of the Transaction.”

Conditions to the Closing of the Merger

The completion of the Merger depends on satisfying the following conditions:

•	The Merger Agreement, the related plan of merger, and the transactions contemplated therein having been approved by the written consent of shareholders representing (i) a majority of the issued and outstanding Ordinary Shares, and (ii) 100% the Preferred Shares; and

•	Any consents, approvals, or authorizations that we deem necessary or appropriate to be obtained in connection with the completion of the Merger having been obtained including, but not limited to, approvals under applicable securities laws.

For more information, see “Annex A: Agreement and Plan of Merger—Article 3.2”

Termination

The Merger Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by action taken by our board of directors or the board of directors of Merger Sub, with either board acting alone or the boards acting together. For more information, see “Annex A: Agreement and Plan of Merger —Article 3.3”

Fairness Determination

The Company and the Affiliate Group have determined that the Merger Agreement and the transactions contemplated thereby, including this Rule 13e-3 transaction, are substantively and procedurally fair to the Company and our unaffiliated security holders. For more information, see “Special Factors—Fairness of the Merger.”

Fairness Report, Opinion, or Appraisal

Neither the Company nor the Affiliate Group has received any report, opinion, or appraisal—including any report, opinion, or appraisal relating to the consideration or the fairness of the consideration to be offered to security holders or the fairness of the transaction to the Company or the Affiliate Group or to security holders who are not affiliates—that is materially related to the Rule 13e-3 transaction, including the Merger, from anyone. For more information, see “Special Factors—Fairness Report, Opinion, or Appraisal.”

Federal Income Tax Consequences to U.S. Holders of Ordinary Shares

If you are a U.S. holder of Ordinary Shares, the receipt of cash in exchange for your Ordinary Shares will be a taxable transaction for U.S. federal income tax purposes and may be taxable for foreign, state, and local income tax purposes. For U.S. federal income tax purposes, if you are a U.S. holder, you will recognize taxable gain or loss measured by the difference between (i) the amount of cash received in exchange for your Ordinary Shares, and (ii) the amount of your tax basis in your Ordinary Shares. You should consult your own tax advisor regarding the U.S. federal income tax consequences of the Merger in your particular situation, as well as any tax consequences under foreign, state, and local laws. For more information regarding the tax treatment of the Merger to U.S. holders of Ordinary Shares (including the definition of “U.S. holder”), see “Terms of the Transaction—Tax Treatment of the Merger to U.S. Holders of Ordinary Shares.” If you are not a U.S. holder, you should consult your tax adviser regarding the tax consequences of the Merger to you.

Interests of Certain Persons in the Merger

Certain of our directors and executive officers have interests in the Merger that are different from, and in addition to, your interests as a shareholder, and that may present, or appear to present, a conflict of interest. For example, our current executive officers will continue to be employed in those positions following the Merger. Additionally, holders of the Exchange Shares are current shareholders of the Company, which include the Affiliate Group. It is anticipated that the Affiliate Group will own approximately 81.9% in Investment and have substantial control of the surviving company after the Merger. For more information, see “Terms of the Transaction—Interests of Certain Persons in the Merger.”

Regulatory Approvals Relating to the Merger

We are not aware of any U.S. or non-U.S. regulatory requirements that must be complied with or approvals that must be obtained to complete the transactions contemplated by the Merger Agreement, other than filing a Transaction Statement on Schedule 13E-3 and any amendments thereto with the SEC, filing articles of merger with the BVI Registrar, and taking certain actions to delist the Ordinary Shares from the NYSE MKT. If any additional approvals or filings are required, we will use commercially reasonable efforts to obtain those approvals and make any required filings before completing the transactions. For more information, see “Terms of the Transaction—Regulatory Approvals Relating to the Merger.”

Dissenters’ Rights

Shareholders of the Company may dissent from the Merger and, after properly perfecting their dissenters’ rights, may be entitled to payment in cash of the fair value of their shares. Shareholders who perfect their dissenters’ rights will not be entitled to receive their portion of the Merger Consideration described above. A description of these rights, as well as the requirements and procedures for dissenting under the Companies Act, are set forth under “Terms of the Transaction—Dissenters’ Rights.”

Board of Directors and Management

Upon completion of the Merger, our current officers and directors prior to the Merger will become officers and directors of the surviving company after the Merger. For more information, see “Terms of the Transaction—Interests of Certain Persons in the Merger.”

SPECIAL FACTORS

Background and Purposes of, and Reasons for, the Merger

On May 20, 2016, the Company issued a press release and filed a Form 6-K with the SEC to announce its plans for going private. On June 8, 2016, the Company entered into the Merger Agreement with Investment and Merger Sub after approval of the Merger Agreement and the Merger by the boards of directors of the Company, Investment, and Merger Sub.

For the Company, Investment, and Merger Sub, the purposes of the Merger is to terminate any equity interests in the Company other than those held by Investment; to allow the Company to cash out certain unaffiliated security holders with the cash portion of the Merger Consideration; and to terminate the Company’s public reporting obligations (and associated costs) under the Exchange Act. For the Affiliate Group, the purpose of the Merger is to increase control of the Company; to have an opportunity to obtain a greater share of the future prospects of, or the risk of loss in, the Company through increased equity ownership in Investment; and to cash out certain unaffiliated security holders with the cash portion of the Merger Consideration.

Additionally, as a private company, the Affiliate Group believes that the Company will have greater flexibility and latitude to focus on long-term projects and profitability without the pressures exerted by the public market’s valuation of the Company and without the short-term focus of certain members of the investment community.

Also, the Company and the Affiliate Group believe that the Company will not face the constraints of, and will not incur expenses in connection with meeting, the public reporting requirements of the U.S. securities laws, including the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002. The Company and the Affiliate Group believe they will be able to use such cost savings and increased flexibility, including reallocating time and efforts, for other objectives such as streamlining business operations.

The Company, Investment, Merger Sub, and the Affiliate Group are undertaking the Rule 13e-3, or going-private or privatization, transaction at this time to take advantage of the benefits of being a private company as described above and the reasons for the structure of this transaction are that the Affiliate Group is able to effect the Merger without a general shareholder vote while still allowing unaffiliated security holders and holders of Exchange Shares to receive fair value for their Ordinary Shares or exercise their dissenters’ rights.

In the course of considering the going-private transaction, none of the Company, Investment, Merger Sub, or the Affiliate Group considered alternative transaction structures because the Merger is the most direct and effective way to accomplish their goals while allowing unaffiliated security holders and holders of Exchange Shares to receive the Merger Consideration or exercise dissenters’ rights for fair value of their Ordinary Shares and for the Affiliate Group to gain substantial control of the Company after the Merger and terminate the Company’s public company reporting obligations.

Effects of the Merger

The effects of the Merger on the Company are that it will become a wholly-owned subsidiary of Investment and will have no unaffiliated security holders or public shareholders. Further, the Company’s Ordinary Shares will not be listed on the NYSE MKT, and no trading market will exist for these shares. In addition, the Company will be eligible to terminate, and intends to terminate, its Exchange Act reporting obligations and, upon such termination, the Company will not be required to file periodic reports or other Exchange Act filings allowing the Company to incur significantly less public reporting expenses.

The effects of the Merger on unaffiliated security holders who are cashed out are that they will not have any equity interests in the Company going-forward and will not participate in the governance and in the future prospects, growth or risk of loss, and earnings or losses of the Company. Further, each Ordinary Share held by such an unaffiliated security holder will be cancelled and will entitle them to the cash portion of the Merger Consideration, and the Merger will allow such unaffiliated security holders to exercise their dissenters’ rights to receive fair value for their Ordinary Shares if they choose not to accept the Merger Consideration. In addition, unaffiliated security holders will experience the tax consequences described in “Terms of the Transaction—Tax Treatment of the Merger to U.S. Holders of Ordinary Shares.”

The effects of the Merger on the affiliates and certain non-affiliates of the Company who hold Exchange Shares are that they indirectly, through Investment, will control the Company and will participate in the governance and in the future prospects, growth or risk of loss, and earnings or losses of the Company as the surviving company of the Merger. Further, the affiliates of the Company will not receive the cash portion of the Merger Consideration for the Ordinary Shares that they hold to the extent they hold Exchange Shares or Preferred Shares and they will experience the tax consequences described in “Terms of the Transaction—Tax Treatment of the Merger to U.S. Holders of Ordinary Shares.” In addition, all directors and officers of the Company will continue in their positions in the Company as the surviving company of the Merger.

Benefits and Detriments of the Merger to the Company, the Unaffiliated Security Holders Being Cashed Out, and the Affiliates

The Merger will have different benefits and detriments for the Company, the unaffiliated security holders, and affiliates. These benefits and detriments are described, and quantified to the extent practicable, below.

Benefits and Detriments of the Merger to the Company

The primary benefits of the Merger to the Company include that we will be able to delist our Ordinary Shares from the NYSE MKT and no longer be a public reporting company under the Exchange Act. We believe that we will be able to realize significant cost savings by eliminating the compliance, insurance, regulatory, and other costs associated with being a public reporting company. We expect that these costs savings will be approximately US$1,100,000 per year. Further, as a private company, the Company may have more latitude to focus on long-term strategic planning in a competitive business environment and more flexibility to change its capital spending strategies without scrutiny or pressure from the investment community to meet earnings expectations or short-term goals.

The primary detriments of the Merger to the Company include that we will not have access to the U.S. capital markets to raise capital for transactions such as acquisitions or that we will be unable to provide our employees, consultants, or shareholders a liquid trading market for their equity interests in the Company. Further, being a private company may mean capital is more expensive and accessed on more onerous terms. For instance, the Company may be able to borrow funds at lower rates by accessing the U.S. capital markets rather than borrowing funds from private lending institutions, especially if the credit markets tighten again.

Benefits and Detriments of the Merger to the Unaffiliated Security Holders Being Cashed Out

The primary benefits of the Merger to the unaffiliated security holders who are being cashed out include that they will receive the Merger Consideration. Further, such unaffiliated security holders will avoid the risks associated with any decrease in our future earnings or future prospects or value. The primary detriments of the Merger to such unaffiliated security holders include that they will have no equity interests in the Company after the Merger and, therefore, will not participate in the governance or future prospects, growth, earnings, or value of the Company. Further, such unaffiliated security holders will experience the tax consequences described in “Terms of the Transaction—Tax Treatment of the Merger to U.S. Holders of Ordinary Shares,” which may present adverse consequences to such unaffiliated security holders.

Benefits and Detriments of the Merger to the Affiliates of the Company

The primary benefits of the Merger to the affiliates of the Company (as well as non-affiliates who hold Exchange Shares) include that they will participate in the governance or future prospects, growth, earnings, or value of the surviving company and all directors and officers of the Company will continue in those positions after the Merger. Further, our affiliates and non-affiliates that continue to have equity interests in us after the Merger, will not face pressure or scrutiny from the investment community with regard to earnings, strategies, or other matters because we will be a private company after the Merger. In addition, our affiliates and non-affiliates that continue to have equity interests in us after the Merger will be the beneficiaries of the cost savings related to public reporting expenses.

The primary detriments of the Merger to the affiliates of the Company (as well as non-affiliates who hold Exchange Shares) include that they will have no trading market for their equity interests in the surviving company. Further, given that the surviving company will not have access to any capital markets to raise capital, such affiliates and non-affiliates face the risk of reduced access to capital. In addition, in the event the surviving company loses market share, experiences losses, faces business risks or uncertainties, or a reduction in value as a private company, these events will be borne by such affiliates and non-affiliates.

Affiliate’s interest in Net Book Value and Net Earnings

Following the completion of the Merger, Investment will hold 100% of the Company’s equity interests. Further, after completion of the Merger, the Affiliate Group will hold beneficially approximately 81.9% of Investment’s equity interests and beneficially own approximately 81.9% of the Company’s equity interests.

For the fiscal year ended March 31, 2015, the Company’s profit attributable to equity holders of the Company was approximately US$7,853,000 and its net book value as of March 31, 2015 was approximately US$177,237,000.

The table below shows the interests in the Company’s net earnings and net book value for the Affiliate Group for the fiscal year ended March 31, 2015 and as of March 31, 2015, respectively.

	Ownership Prior to the Merger(1)				Ownership After the Merger
	Net Book Value		Earnings		Net Book Value		Earnings
Name	US$’000%		US$’000%		US$’000%		US$’000%
Affiliate Group	141,190	79.7%	6,256	79.7%	145,172	81.9%	6,432	81.9%

(1)	Ownership percentages are based on 73,543,782 Ordinary Shares and 100,000 Preferred Shares issued and outstanding as of May 1, 2016.

Plans or Proposals after the Merger

Except as discussed in this Information Statement, we expect our business and operations after the Merger to be substantially the same as our business and operations before the Merger. Our current officers and directors will continue as officers and directors of the surviving company in the Merger. Except as described in this Information Statement, no affiliate has informed us of any present plans, proposals, or negotiations that would relate to, or result in, an extraordinary corporate transaction involving the Company’s corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of the Company’s assets. However, after the Merger, our affiliates and officers and directors will continuously evaluate and review our business and operations and may propose or develop plans and proposals that they consider to be in the best interests of the surviving company and its shareholders.

Fairness of the Merger

Position of China Metro and the Affiliate Group as to the Fairness of the Merger

The Company and the Affiliate Group reasonably believe that the Rule 13e-3 transaction is substantively and procedurally fair to the unaffiliated security holders. Both the Company and the Affiliate Group note the transaction was not structured so that approval of at least a majority of unaffiliated security holders is required. In this regard, both the Company and the Affiliate Group note the Companies Act does not require a merger to be conditioned upon approval of a majority of the unaffiliated security holders.

A majority of the directors who are not employees of the Company did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Rule 13e-3 transaction and/or preparing a report concerning the fairness of the transaction. The Rule 13e-3 transaction was approved unanimously by the board of directors of the Company, including by a majority of the directors of the Company who are not employees of the Company. No firm offers were received from any unaffiliated persons during the past two years for a merger or consolidation of the Company with or into another company (or vice versa), the sale or other transfer of all or any substantial part of the assets of the Company, or a purchase of the Company’s securities that would allow such purchaser to exercise control over the Company.

The Company and the Affiliate Group believe the Rule 13e-3 transaction is procedurally fair to unaffiliated security holders because dissenters’ rights for fair value are available for unaffiliated security holders that do not accept the Merger Consideration. In addition, the Affiliate Group believes the following factors contributed to the procedural fairness of the Rule 13e-3 transaction:

•	The fact that the Company’s board had no obligation to approve the Merger or the Merger Agreement, and

•	The fact that the Company’s board was fully informed about the extent of the interests of members of the Affiliate Group in the Merger and how such interests differ from the interests of the unaffiliated security holders.

The material factors upon which the Company and the Affiliate Group believe the Rule 13e-3 transaction is substantively fair to unaffiliated security holders include:

•	The board’s knowledge of the Company’s business, financial condition, results of operations, prospects, and competitive position,

•	The fact that the Merger Consideration of $1.03 is a premium of approximately 17.0% and approximately 15.7% compared to the Company’s closing price 30 and 90 days prior to June 7, 2016, respectively,

•	The fact that the Affiliate Group has no forseeable desire in selling its controlling interest in the Company and that unaffiliated security holders should not expect to sell their Ordinary Shares in a transaction whereby the unaffiliated security holders would receive a control premium for their Ordinary Shares,

•	The fact that the Company has not paid any dividends in the past and has no present plans to do so,

•	The limited trading volume of the Ordinary Shares,

•	The higher costs for complying with SEC rules and regulations, corporate governance, and other costs associated with being a public company,

•	The recognition that, as a public company, the Company’s management and accounting staff, which consists of a small group of individuals, must devote significant time and efforts to complying with SEC and other rules and regulations,

•	The recognition that, as a private company, the Company may have more latitude to focus on long-term strategic planning in a competitive business environment and more flexibility to change its capital spending strategies without the scrutiny or pressure from the investment community to meet earnings expectations or short-term goals,

•	The recognition that, as public company, the Company may be required to disclose competitive information and commercially sensitive financial information that is not required to be disclosed by private companies or others who compete with the Company, and

•	The fact that the Merger Consideration is payable in cash, without interest, which allows unaffiliated security holders to realize liquidity for their investment and provide them with certainty as to the value of the Merger Consideration.

The Company and the Affiliate Group also considered a variety of potentially negative factors concerning the Merger and Merger Agreement:

•	The fact that the Merger and Merger Agreement does not require any additional approval by the unaffiliated security holders,

•	The fact that the Majority Shareholder will approve the Merger and Merger Agreement without any action by the unaffiliated security holders,

•	The fact that the unaffiliated security holders will have no continuing equity interest in the Company after the Merger and, therefore, will not participate in its future prospects, growth, or earnings,

•	The Affiliate Group’s participation in the Merger and the fact that they may have interests in the Merger that are different from, and in addition to, the interests of the unaffiliated security holders,

•	The fact that the unaffiliated security holders will experience the tax consequences disclosed in “Terms of the Transaction—Tax Treatment of the Merger to U.S. Holders of Ordinary Shares,” and

•	The fact that unaffiliated security holders may not reap the benefits of the Company having more latitude to focus on long-term strategic planning without prioritizing quarterly earnings expectations or being under the scrutiny of, or subject to the pressure from, the investment community to meet earnings expectations or short-term goals.

The foregoing discussion of information and factors considered by the Company or the Affiliate Group is not intended to be exhaustive but includes a number of the factors considered by the Company’s board of directors and the members of the Affiliate Group. In view of the wide variety of factors considered, it was impracticable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Company’s board of directors and members of the Affiliate Group may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Company’s board authorized and approved the Merger and the Merger Agreement based upon the totality of the information presented to and considered by it.

The Affiliate Group has interests in the Merger that are different from, and in addition to, the interests of the unaffiliated security holders based on the Affiliate Group’s controlling interest in the Company after the Merger.

Neither the Company nor the Affiliate Group considered the liquidation value of the Company’s assets because the Company is considered to be a viable going concern business where value is derived from cash flows generated from its continuing operations. Further, the Company and the Affiliate Group believe that the value of the Company’s assets that might be realized in a liquidation would be less than its going concern value. The Company and the Affiliate Group believe the foregoing factors provided an indication of the Company’s going concern value. The Company and the Affiliate Group also considered the historical and current market prices of the Ordinary Shares. In addition, the Company and the Affiliate Group considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the Company’s shareholders, as a factor. However, the Company and the Affiliate Group believe that net book value is not a material indicator of the value of the Company as a going concern because such value does not take into account the future prospects of the Company, market conditions, trends in our industry, or the business risks inherent in competing with larger companies in our industry. The Company’s net book values per Ordinary Share as of March 31 and September 30, 2015 were US$2.41 and US$2.26 based on 73,543,782 Ordinary Shares issued and outstanding as of both dates, not including Ordinary shares issuable upon certain outstanding convertible bonds and warrants. The Company did not consider any purchases of securities of the Company by the Affiliate Group during the past two years in their fairness determination.

During its evaluation of the Rule 13e-3 transaction, including the Merger and Merger Agreement, the Company’s board was aware that some of the Company’s directors and shareholders, including the Affiliate Group, and other employees of the Company, have interests with respect to the Merger that are, or may be, different from, or in addition to those of the Company’s unaffiliated security holders generally.

No member of the Affiliate Group purchased any Ordinary Shares during the past two years.

Fairness Report, Opinion, or Appraisal

Neither the Company nor the Affiliate Group has received any report, opinion, or appraisal—including any report, opinion, or appraisal relating to the consideration or the fairness of the consideration to be offered to security holders or the fairness of the transaction to the Company or Affiliate Group or to security holders who are not affiliates—that is materially related to the Rule 13e-3 transaction, including the Merger, from an outside party.

TERMS OF THE TRANSACTION

General

The Majority Shareholder will take Shareholder Action to approve the Merger pursuant to the Merger Agreement on the Shareholder Action Date. Upon such approval, articles of merger in compliance with the Companies Act will be filed with the BVI Registrar, and subject to the satisfaction of the terms and conditions of the Merger Agreement and registration of the Merger by the BVI Registrar (the “Effective Time”), Merger Sub will be merged with and into us, the separate existence of Merger Sub will cease, and we will continue as the surviving company and a wholly-owned subsidiary of Investment.

As a result of the Merger:

•	Each Ordinary Share will be entitled to the cash portion of the Merger Consideration (i.e. US$1.03 per share),

•	Each Exchange Share will be converted into one fully paid and non-assessable ordinary share of Investment,

•	Each Preferred Share will be converted into 31.91225 fully paid and non-assessable ordinary shares of Investment, and

•	Each Excluded Share will be cancelled.

Further, as a result of the Merger, your rights as a security holder of Ordinary Shares will change significantly because you will have no equity interests in the Company going-forward, will be entitled only to the Merger Consideration or to exercise dissenters’ rights; provided, however, to the extent you hold Exchange Shares or Preferred Shares, you will have indirect interests in the Company going-forward. In addition, as a result of the Merger, there will be no trading market for our Ordinary Shares and we will be eligible to, and will take steps to, terminate our reporting obligations under the Exchange Act.

Shareholders, including holders of Exchange Shares, who have not consented to the Merger and comply with the other requirements and procedures of the Companies Act will be entitled to exercise dissenters’ rights and receive payment in cash equal to the “fair value” of their Ordinary Shares. Shareholders who exercise their dissenters’ rights will not be entitled to receive their portion of the Merger Consideration described above or have their Exchange Shares convert into shares of Investment. A description of these rights, as well as the requirements and procedures for dissenting, are set forth under “The Terms of the Transaction—Dissenters’ Rights.”

For more information, see “Special Factors—Background and Purposes of, and Reasons for, the Merger” for an explanation of the reasons for engaging in the Merger and the Rule 13e-3 transaction. Your vote to approve or authorize the Merger or Merger Agreement is not required and is not being sought because the Majority Shareholder will take the Shareholder Action to approve the Merger on the Shareholder Action Date.

Matters Related to Holders of Warrants and Bonds

At or prior to the Effective Time, outstanding warrants to purchase Ordinary Shares will be assumed by Investment and will be subject to the same terms and conditions, including exercise price, except that such warrants will be exercised for equity interests in Investment and subject to certain adjustments.

At or prior to the Effective Time, the obligation of China Metro to issue Ordinary Shares upon the conversion of the 14% guaranteed secured convertible bonds due 2017 and the 10% convertible bonds due 2016 will be assumed by Investment such that equity interests in Investment will be issuable upon their conversion in lieu of Ordinary Shares. Further, such obligation assumed by Investment will be subject to the same terms and conditions of such 2017 and 2016 bonds, including the number of equity interests to be issued and the exercise price for the conversion. Notwithstanding the foregoing, Investment will not be responsible for the performance of any obligations under the bonds, including the payment of principal, interest, and premium, all of which remain the sole responsibility of China Metro as the surviving company after the Merger.

The foregoing description of the Merger Agreement is qualified in its entirety to the text of the Merger Agreement which is attached as Annex A. You are encouraged to read the Merger Agreement in its entirety.

Interests of Certain Persons in the Merger

In considering the Merger, you should be aware that certain directors, officers, members of management and current shareholders of the Company have interests in the Merger in addition to their interests solely as shareholders of the Company. The current directors and officers of the Company will continue in their positions in the Company as the surviving company of the Merger. Additionally, holders of the Exchange Shares are current shareholders of the Company, which include the Affiliate Group. It is anticipated that the Affiliate Group will own approximately 81.9% in Investment and have substantial control of the surviving company after the Merger.

Regulatory Approvals Relating to the Merger

We are not aware of any U.S. or non-U.S. regulatory requirements that must be complied with or approvals that must be obtained to consummate the transactions, other than (1) filing this Information Statement with the SEC, (2) filing a Schedule 13E-3 and any amendments thereto with the SEC, and (3) filing a plan of merger with the BVI Registrar. If any additional approvals or filings are required, we will use our commercially reasonable efforts to obtain those approvals and make any required filings before completing the transactions.

Expenses of the Transaction

Except as disclosed in this Information Statement and as set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger, the Merger Agreement, and any other transactions contemplated thereby will be paid by the party incurring such fees and expenses.

Estimated fees and expenses to be incurred by China Metro, Investment, and Merger Sub in connection with the Merger are approximately as follows:

Legal and Consulting Fees and Expenses	US$	650,000
Paying Agent Fees and Expenses	US$	10,000
SEC Filing Fees	US$	421
Printing and Mailing Costs	US$	28,000
Miscellaneous Expenses	US$	10,000
Total	US$	698,421

Funding of the Transaction

The approximate total amount of funds to be used in the Merger are US$4,058,845, and the source of funds is cash on hand with the Company.

Tax Treatment of the Merger to U.S. Holders of Ordinary Shares

If you are a U.S. holder of our Ordinary Shares, the receipt of cash in exchange for your Ordinary Shares will be a taxable transaction for U.S. federal income tax purposes and may be taxable for foreign, state, and local income tax purposes. You should consult your own tax advisor regarding the U.S. federal income tax consequences of the Merger in your particular situation, as well as any tax consequences under foreign, state, and local laws.

For purposes of this discussion, the term “U.S. holder” means:

•	An individual who is a citizen or resident of the U.S., as determined for U.S. federal income tax purposes;

•	A corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any state thereof or the District of Columbia;

•	A trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that has validly elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes; or

•	An estate that is subject to U.S. federal income tax on its income regardless of source.

If a partnership (including any entity treated as such for purposes of U.S. federal income tax law) holds our Ordinary Shares, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership.

If you are a U.S. holder, you will recognize gain or loss measured by the difference between (i) the amount of cash received in exchange for your Ordinary Shares, and (ii) the amount of your tax basis in your Ordinary Shares. Subject to the PFIC rules discussed below, your gain or loss should be treated as capital gain or loss if your Ordinary Shares are held as a capital asset. Capital gains recognized by corporate U.S. holders are subject to U.S. federal income tax at the same rate as ordinary income. Long-term capital gains recognized by non-corporate U.S. holders are generally subject to U.S. federal income tax at a maximum rate of 20%. Capital gain or loss will constitute long-term capital gain or loss if the U.S. holder’s holding period for the Ordinary Shares exceeds one year. The deductibility of capital losses is subject to various limitations.

Any gain or loss that you recognize on a disposition of Ordinary Shares will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes. However, if we are treated as a “resident enterprise” for PRC tax purposes, you may be eligible for the benefits of the income tax treaty between the U.S. and the PRC. In such event, if PRC tax were to be imposed on any gain from the disposition of Ordinary Shares, a U.S. holder that is eligible for the benefits of the income tax treaty between the U.S. and the PRC may elect to treat the gain as PRC source income for foreign tax credit purposes. You should consult your tax advisors regarding the proper treatment of gain or loss in your particular circumstances, including the effects of any applicable income tax treaties.

Special U.S. federal income tax rules apply to a U.S. holder that directly or indirectly holds stock in a foreign corporation classified as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. The Company will generally be treated as a PFIC with respect to a U.S. holder if, for any taxable year in which such holder held our Ordinary Shares, either:

•	At least 75% of the Company’s gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains, and rents derived other than in the active conduct of a rental business); or

•	At least 50% of the average value of the assets held by the Company during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether the Company is a PFIC, the Company should be treated as earning and owning its proportionate share of the income and assets, respectively, of any of its subsidiary corporations in which it owns at least 25% of the value of the subsidiary’s stock.

Based on the market price of our Ordinary Shares, the value and composition of our assets, and the composition of our income, we do not believe we have been a PFIC for U.S. federal income tax purposes for any of our taxable years ended March 31, 2011 through March 31, 2016, the taxable years that we have analyzed for this purpose. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that the U.S. Internal Revenue Service will not take a contrary position.

If we have been a PFIC for any taxable year during which you have held your Ordinary Shares, we generally will continue to be treated as a PFIC with respect to you for all succeeding years during which you have held your Ordinary Shares, unless we have ceased to be a PFIC, you have made a “deemed sale” election with respect to the Ordinary Shares, and we have not become a PFIC after your election.

For any taxable year that we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any “excess distribution” that you have received from us and any gain you realize from a sale or other disposition of the Ordinary Shares, including your disposition of Ordinary Shares in the Merger, unless you have made an allowable “mark-to-market” election in respect of your Ordinary Shares. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares and gain recognized upon the disposition of your Ordinary Shares will be treated as an “excess distribution.” Under these special tax rules:

•	The excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;

•	The amount allocated to the current taxable year, and any taxable years in your holding period prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

•	The amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale or other disposition of the Ordinary Shares cannot be treated as capital gains, even if you hold the Ordinary Shares as a capital asset.

If we are classified as a PFIC at any time, you must file U.S. Internal Revenue Service prescribed forms for each tax year in which you make any disposition of your Ordinary Shares, receive direct or indirect distributions on your Ordinary Shares or make a mark-to-market or deemed sale election mentioned above with respect to your Ordinary Shares. If we are a PFIC for a given taxable year, you should consult your tax advisor concerning the tax consequences to you of such PFIC status, the availability and consequences of making a mark-to-market election mentioned above and your annual filing requirements.

Accounting Treatment

We anticipate that the Merger will be accounted for by us as a combination of entities under common control in a manner similar to pooling of interests in accordance with International Financial Reporting Standards.

Dissenters’ Rights

The following is a brief summary of the rights of holders of Ordinary Shares, including the Exchange Shares, to object to the Merger and receive cash equal to the appraised fair value of their securities (“Dissenters’ Rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 179 of the Companies Act, a copy of which is attached as Annex C to this Information Statement. If you are contemplating the possibility of objecting to the Merger, you should carefully review the text of Annex C, particularly the procedural steps required to perfect Dissenters’ Rights. These procedures are complex and you are advised to consult your British Virgin Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Companies Act, you will lose your Dissenters’ Rights.

Requirements for Exercising Dissenters’ Rights

A dissenting shareholder of the Company is entitled to payment of the fair value of his, her or its Ordinary Shares upon dissenting to the Merger but only if such dissenting shareholder complies with the requirements of Section 179 of the Companies Act and the requirements set forth below.

The exercise of your Dissenters’ Rights will preclude the exercise of any other rights by virtue of holding the Ordinary Shares in connection with the Merger, other than the right to institute proceedings to obtain relief on the grounds that the Merger is illegal. To preserve your Dissenters’ Rights, the following procedures must be followed:

•	Normally a Dissenter must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to approve the Merger but where the approval is to be authorized by written consent, as in this case by the Shareholder Action, no Notice of Objection is required;

•	Within 20 days immediately following the date on which the vote or written consent approving the Merger is made, the Company must give written notice of the approval (“Approval Notice”) to all dissenting shareholders who have served a Notice of Objection or from whom written objection was not required, except those dissenting shareholders who voted for the Merger;

•	Within 20 days immediately following the date on which the Approval Notice is given (the “Dissent Period”), you must give a written notice of your decision to dissent (a “Notice of Dissent”) to the Company stating your name and address, the number of the Ordinary Shares with respect to which you dissent and demanding payment of the fair value of your Ordinary Shares. A dissenting shareholder must dissent in respect of all the Ordinary Shares held;

•	Within seven days immediately following (i) the date of expiry of the Dissent Period, or (ii) the date on which the Merger becomes effective, whichever is later, the Company, as the surviving corporation, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase their Ordinary Shares at a price determined by the Company to be the fair value of such Ordinary Shares;

•	If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder agree upon the price to be paid for the dissenting shareholder’s Ordinary Shares, the Company shall pay to such dissenting shareholder the amount in money upon the surrender of the certificates representing such Ordinary Shares;

•	If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder’s Ordinary Shares, then, within 20 days immediately following the date of the expiry of such 30-day period:

•	The Company and the dissenting shareholder shall each designate an appraiser;

•	The two designated appraisers together shall designate a third appraiser;

•	The three appraisers shall fix the fair value of the dissenting shareholder Ordinary Shares; and

•	Under the Companies Act the fair value of the Dissenting Shares will be determined at the close of business on the day prior to the date on which the written consent to approve the Merger was taken, excluding any appreciation or depreciation in the value of the Ordinary Shares, directly or indirectly, induced by the announcement of the Merger. Upon the surrender of the dissenting shareholder’s certificates representing their Ordinary Shares, the Company will pay, in cash, the fair value of the Ordinary Shares determined by the appraisers.

In order for a person to exercise Dissenters’ Rights, the person must be the shareholder of record on the register of members of the Company. All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If the Ordinary Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, these notices must be executed by or for the fiduciary. If the Ordinary Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the record owner. A person having a beneficial interest in the Ordinary Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow, or take the necessary steps to become the record holder of such Ordinary Shares and follow, the steps summarized above and in a timely manner to perfect whatever Dissenters’ Rights attached to the Ordinary Shares.

If you do not satisfy each of these requirements, you cannot exercise Dissenters’ Rights and will be bound by the terms of the Merger Agreement. You must send all notices to the Company at Suite 2204, 22/F, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong.

If you are considering dissenting, you should be aware that the fair value of your Ordinary Shares determined under Section 179 of the Companies Act could be more than, the same as, or less than the US$1.03 in cash, without interest, for each Ordinary Share of the Company that you would otherwise receive as consideration in the Merger. In addition, in any proceedings for determination of the fair value of the Ordinary Shares covered by a Notice of Dissent, the Company and the Affiliate Group intend to assert that the Merger Consideration, without interest, is equal to the fair value of each of your Ordinary Shares.

The provisions of Section 179 of the Companies Act are technical and complex. If you fail to comply strictly with the procedures set forth in Section 179, you will lose your Dissenters’ Rights. You are advised to consult your British Virgin Islands legal counsel if you wish to exercise Dissenters’ Rights.

Provision for Unaffiliated Security Holders

Neither the Company nor the Affiliate Group has made any provision to grant the unaffiliated security holders access to corporate files of the Company or the Affiliate Group or to obtain counsel or appraisal services at the expense of the Company or the Affiliate Group.

Solicitation or Recommendations

No person or classes of persons have been directly or indirectly employed, retained, or are to be compensated for making solicitations or recommendations in connection with the Merger. Except as set forth in this Information Statement, no executive officer, director, affiliate, or subsidiary of the Company or the Affiliate Group (i) intends to vote their Ordinary Shares, including any securities for which the person has proxy authority, and (ii) has made a recommendation either in support of or opposed to the Merger.

TRANSACTIONS IN THE ORDINARY SHARES

No member of the Affiliate Group purchased any Ordinary Shares during the past two years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount and percent of Ordinary Shares, as of May 1, 2016, that are deemed under the rules of the SEC to be “beneficially owned” by any person or “group” (as that term is used in the Exchange Act) known to us as of that date to be a “beneficial owner” of more than 5% of our Ordinary Shares, by each of our executive officers, by each member of our board of directors, by all of our directors and executive officers as a group, and by the filing persons for this Rule 13e-3 transaction.

Name of Beneficial Owner(1)	Ordinary Shares Beneficially Owned(2)	Percentage of Class
Kind United Holdings Limited(3)(4)	37,338,104	50.8%
Kindfar International Limited(3)	37,338,104	50.8%
Zagat International Limited(3)(4)	37,338,104	50.8%
Willis Plus Limited	61,499,028	45.5%
Ampleton Developments Limited	5,744,323	7.8%
Luck Merit Holdings Limited	5,744,323	7.8%
Zhong Ying Limited(5)	5,900,000	8.0%
Mr. Cheng Chung Hing, Ricky(3)	116,119,915	79.3%
Mr. Leung Moon Lam(4)	37,338,104	50.8%
Mr. Lin Xianfu*	11,538,459	13.6%
Mr. Sio Kam Seng*	0	0%
Mr. Ho Min Sang*	5,222,661	7.1%
Mr. Su Shaobin(5)	5,900,000	8.0%
Mr. Lai Chau Ming, Matthew*	0	0%
Mr. Wong Gee Hang, Henry*	0	0%
Mr. Yuen Ka Lok, Ernest*	0	0%
Mr. Lung Hei Man, Alex*	0	0%
All executive officers and directors as a group (7 persons denoted with asterisk)	16,761,120	19.7%

(1)	Address for each person is c/o China Metro-Rural Holdings Limited, Suite 2204, 22/F, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong.
(2)	Represents our Ordinary Shares held. As of May 1, 2016, we had 73,543,782 Ordinary Shares outstanding and none of these individuals or entities had the right to acquire beneficial ownership of additional securities, as defined in Rule 13d-3, within 60 days except as indicated in individual footnotes. This amount does not include securities that may be acquired under options or other rights more than 60 days after May 1, 2016. This disclosure is made pursuant to certain rules and regulations promulgated by the SEC and the number of shares shown as beneficially owned by any person may not be deemed to be beneficially owned for other purposes. Unless otherwise indicated in these footnotes, each named individual has sole voting and investment power with respect to such Ordinary Shares, subject to community property laws, where applicable.
(3)	Ricky owns approximately 50.1% of Kindfar which holds approximately 72.3% of the outstanding shares of Kind United. He also owns approximately 16.7% of Zagat which holds the balance of approximately 27.7% of the outstanding shares of Kind United. As a result, Ricky may be deemed to be the beneficial owner of 37,338,104 Ordinary Shares of the Company issued to Kind United. Ricky owns 100% of the outstanding shares of Willis Plus Limited. As a result, Ricky may be deemed to be the beneficial owner of the 61,499,028 Ordinary Shares of the Company beneficially owned by Willis Plus Limited which consists of (a) 55,499,028 Ordinary Shares issuable pursuant to 14% guaranteed secured convertible bonds due 2017 convertible within 60 days of May 1, 2016, and (b) 6,000,000 Ordinary Shares issuable pursuant to warrants exercisable within 60 days of May 1, 2016. Ricky owns US$15 million of our 10% convertible bonds due 2016. As a result, Ricky may be deemed to be the beneficial owner of 11,538,460 Ordinary Shares issuable pursuant to 2016 Bonds convertible within 60 days of May 1, 2016. Ricky also personally beneficially owns 5,744,323 Ordinary Shares.

(4)	Mr. Leung beneficially owns approximately 61.2% of Zagat which holds approximately 27.7% of the outstanding shares of Kind United. As a result, Mr. Leung may be deemed to be the beneficial owner of 37,338,104 Ordinary Shares of the Company issued to Kind United.
(5)	Zhong Ying Limited holds directly 5,900,000 Ordinary Shares. Mr. Su Shaobin, owns 100% of the outstanding shares of Zhong Ying Limited. As a result, Mr. Su Shaobin may be deemed to be the beneficial owner, and to share in the voting and dispositive power, of the 5,900,000 Ordinary Shares beneficially owned by Zhong Ying Limited.

The following table sets forth the amount and percent of Preferred Shares, as of May 1, 2016, that are deemed under the rules of the SEC to be “beneficially owned” by any person or “group” (as that term is used in the Exchange Act) known to us as of that date to be a “beneficial owner” of more than 5% of our Preferred Shares, by each of our executive officers, by each member of our board of directors, by all of our directors and executive officers as a group, and by the filing persons for this Rule 13e-3 transaction.

Name of Beneficial Owner(1)	Preferred Shares Beneficially Owned(2)	Percentage of Class
Cafoong Limited(3)	100,000	100%
Mr. Cheng Chung Hing, Ricky(3)	100,000	100%
Mr. Cheng Tai Po	100,000	100%
Mr. Lin Xianfu*	0	0%
Mr. Sio Kam Seng*	0	0%
Mr. Ho Min Sang*	0	0%
Mr. Lai Chau Ming, Matthew*	0	0%
Mr. Wong Gee Hang, Henry*	0	0%
Mr. Yuen Ka Lok, Ernest*	0	0%
Mr. Lung Hei Man, Alex*	0	0%
All executive officers and directors as a group (7 persons denoted with asterisk)	0	0%

(1)	Address for each person is c/o China Metro-Rural Holdings Limited, Suite 2204, 22/F, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong.
(2)	Represents our Preferred Shares held. As of May 1, 2016, we had 100,000 Preferred Shares outstanding and none of these individuals or entities had the right to acquire beneficial ownership of additional securities, as defined in Rule 13d-3, within 60 days. This amount does not include securities that may be acquired under options or other rights more than 60 days after May 1, 2016. This disclosure is made pursuant to certain rules and regulations promulgated by the SEC and the number of shares shown as beneficially owned by any person may not be deemed to be beneficially owned for other purposes. Unless otherwise indicated in these footnotes, each named individual has sole voting and investment power with respect to such Preferred Shares, subject to community property laws, where applicable.
(3)	Ricky and Mr. Cheng own 60% and 40%, respectively, of all issued and outstanding shares of, and are directors of, Cafoong Limited and, accordingly, are deemed to be the beneficial owners of our Preferred Shares owned by Cafoong. Cafoong is entitled to the number of votes as shall constitute 3,191,225 of our Ordinary Shares.

FINANCIAL INFORMATION

Our financial statements and other information required by Item 1010(a) of Regulation M-A are incorporated herein by reference from our Form 6-K filed with the SEC on November 27, 2015 regarding the unaudited consolidated financial results of the Company and its subsidiaries for the six months ended September 30, 2015 and our Annual Report on Form 20-F filed with the SEC on July 31, 2015 for the fiscal year ended March 31, 2015. Please see “Where You Can Find More Information” for a description of how to obtain a copy of our Annual Report.

COMPARATIVE MARKET PRICE DATA

The principal market for the Ordinary Shares is the NYSE MKT and the table below shows the highs and lows per share closing prices of our Ordinary Shares for the periods indicated.

	High	Low
2016
First quarter through June [●], 2016	$1.02	$	[●]
2015
Fourth quarter	$1.05		$0.85
Third quarter	$1.20		$0.92
Second quarter	$1.28		$0.85
First quarter	$0.98		$0.85
2014
Fourth quarter	$0.98		$0.85
Third quarter	$1.00		$0.88
Second quarter	$1.05		$0.72
First quarter	$1.16		$0.90

DIVIDENDS

The Company has not declared or paid dividends during the past two fiscal years on the Ordinary Shares.

RELATED PARTY TRANSACTIONS

For information regarding significant related-party transactions for the years ended March 31, 2015 and 2014, please refer to the following disclosure which is incorporated by reference into this Information Statement:

•	“Item 7.B Certain Relationships and Related Transactions” included in our Annual Report on Form 20-F for the fiscal year ended March 31, 2015 filed with the SEC on July 31, 2015,

•	Form 6-K filed with the SEC on August 4, 2015,

•	Form 6-K filed with the SEC on November 6, 2015, and

•	Form 6-K filed with the SEC on January 25, 2016.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this Information Statement contains forward-looking statements. Such statements are based upon current intent, beliefs, or expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “seeks,” “estimates,” and similar expressions or variations of these words are intended to identify forward-looking statements. Statements regarding future events and developments and our future performance, as well as our expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current intent, belief, or expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those anticipated. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those risks discussed in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://www.chinametrorural.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this Information Statement and, therefore, is not incorporated by reference.

Because the Merger is a going-private transaction, the Company and the Affiliate Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. This Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above.

Statements contained in this Information Statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document. The SEC allows us to “incorporate by reference” information into this Information Statement. This means that we can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Information Statement. This Information Statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this Information Statement. The Company’s Annual Report on Form 20-F for the year ended March 31, 2015 originally filed with the SEC on July 31, 2015 is incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference into this Information Statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going-private transaction described in this Information Statement.

We undertake to promptly provide without charge to each person to whom a copy of this Information Statement has been delivered, upon request, a copy of any or all of the documents incorporated by reference into this Information Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Information Statement incorporates.

THIS INFORMATION STATEMENT IS DATED JUNE 8, 2016 AND SUBJECT TO COMPLETION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A: AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is entered into on this 8th day of June, 2016, by and among:

(1) China Metro-Rural Holdings Limited, a limited liability company incorporated under the laws of the British Virgin Islands, with its registered office located at Omar Hodge Building, Wickhams Cay I, PO Box 362, Road Town, Tortola, British Virgin Islands and headquarters located at Suite 2204, 22/F, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong (“CMR”).

(2) China Metro-Rural Investment Limited, a limited liability company incorporated under the laws of the British Virgin Islands, with its registered office located at Commerce House, Wickhams Cay P.O. Box 3140, Road Town, Tortola, British Vrigin Islands VG1110 and headquarters located at Suite 2204, 22/F, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong (“Investment”).

(3) CMR Merger Sub Limited, a limited liability company incorporated under the laws of the British Virgin Islands, with its registered office located at Commerce House, Wickhams Cay P.O. Box 3140, Road Town, Tortola, British Vrigin Islands VG1110 and headquarters located at Suite 2204, 22/F, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong (“Merger Sub”).

RECITALS:

A. CMR is a limited liability company incorporated and existing under the laws of the British Virgin Islands and the maximum number of shares which CMR is authorized to issue is 1,000,000,000 ordinary shares, par value US$0.001 per ordinary share (“Ordinary Shares”), and (ii) 200,000 preferred shares, par value US$0.001 per preferred share (“Preferred Shares” and, together with Ordinary Shares, “Shares”). As of the date hereof, (1) 73,543,782 Ordinary Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (2) 100,000 Preferred Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (3) no Shares are held in the treasury of CMR or held by any subsidiary of CMR, (4) issued and outstanding warrants (the “Warrants”) are exercisable for a maximum of 6,000,000 Ordinary Shares, (5) 55,499,028 Ordinary Shares are issuable upon conversion of 14% guaranteed secured convertible bonds due 2017 (the “Convertible Bonds”), (6) 23,076,919 Ordinary Shares are issuable upon conversion of CMR’s 10% convertible bonds due 2016 (the “2016 Bonds”), and (7) there are no other shares of or other equity interests in CMR, or any other options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character to which CMR is a party relating to the issued or unissued Shares of CMR or obligating CMR to issue or sell any shares of, or other equity interests in, CMR.

B. Investment is a limited liability company incorporated and existing under the laws of the British Virgin Islands and the maximum number of shares which Investment is authorized to issue is 1,000,200,000 ordinary shares, par value US$0.001 per ordinary share and no preferred shares. As of the date hereof, (a) 1 ordinary share of Investment is issued and outstanding, which is duly authorized, validly issued, fully paid and non-assessable and (b) there are no other shares of or other equity interests in Investment, or any other options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character to which Investment is a party relating to the issued or unissued shares of Investment or obligating Investment to issue or sell any shares of, or other equity interests in, Investment.

C. Merger Sub is a limited liability company incorporated and existing under the laws of the British Virgin Islands and the maximum number of shares which Merger Sub is authorized to issue is 50,000 ordinary shares, par value US$0.001 per ordinary share and no preferred shares. As of the date hereof, (a) 100 ordinary shares of Merger Sub are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and (b) there are no other shares of or other equity interests in Merger Sub, or any other options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character to which Merger Sub is a party relating to the issued or unissued shares of Merger Sub or obligating Merger Sub to issue or sell any shares of, or other equity interests in, Merger Sub.

D. The boards of directors of CMR, Investment and Merger Sub have each determined that it is advisable and in the best interests of each company and its respective members for CMR and Merger Sub to combine into a single company through the statutory merger of Merger Sub with and into CMR (the “Merger”).

E. In furtherance thereof, the board of directors of each of CMR, Investment and Merger Sub has approved this Agreement and the Merger in accordance with the applicable provisions of the BVI Business Companies Act (the “Act”), and upon the terms and subject to the conditions set forth in this Agreement, pursuant to which the shares of CMR outstanding immediately prior to the Effective Time will be converted into the right to receive cash or shares of Investment, as provided in this Agreement.

F. As of the date hereof, CMR holds of record all of the outstanding shares of Investment and no other shares of Investment are issued and outstanding and Investment holds of record all of the outstanding shares of Merger Sub and no other shares of Merger Sub are issued and outstanding.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Act, at the Effective Time, Merger Sub shall be merged with and into CMR, the separate existence of Merger Sub shall cease and CMR shall continue as the surviving company (as defined in the Act). CMR, as the surviving company in the Merger, is hereinafter sometimes referred to as the “Surviving Company”.

1.2 Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at 9:00 p.m. (Hong Kong time) at the offices of Orrick, Herrington & Sutcliffe LLP, 43rd Floor, Gloucester Tower, 15 Queen’s Road Central, Hong Kong on date of the satisfaction or waiver of the conditions set forth in Section 3.2, unless another date, time or place is designated in writing by CMR. The Closing may take place by conference call and exchange of faxes and/or e-mails of documents in .pdf format. Subject to the provisions of this Agreement, on the Closing Date, Merger Sub and CMR shall execute the articles of merger (the “Articles of Merger”) substantially in the form set forth in Exhibit A—Part 1 attached hereto which shall contain a plan of merger (the “Plan of Merger”) substantially in the form set forth in Exhibit A—Part 2 attached hereto and the parties shall file the Articles of Merger containing the Plan of Merger and other documents required under the Act to effect the Merger with the Registrar of Corporate Affairs of the British Virgin Islands as provided in Section 171(2) of the Act. The Merger shall become effective at the time when the Articles of Merger is registered by the Registrar of Corporate Affairs of the British Virgin Islands or at such other subsequent date or time within 30 days of the date of registration of the Articles of Merger as CMR may designate and specify in the Articles of Merger in accordance with the Act (the date and time the Merger becomes effective being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the Plan of Merger and the applicable provisions of the Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (a) Merger Sub shall be merged with and into CMR and, as a result of the Merger, the separate corporate existence of Merger Sub shall cease and CMR shall continue as the Surviving Company of the Merger as a wholly-owned subsidiary of Investment, and (b) all the property, rights, privileges, powers and franchises of CMR and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties CMR and Merger Sub shall become the debts, liabilities and duties of the Surviving Company in accordance with the BVI Companies Act.

1.4 Memorandum and Articles of Association. At the Effective Time, in accordance with the Plan of Merger and without any further action on the part of the parties hereto, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall be the memorandum and articles of association of the Surviving Company (and, accordingly, the memorandum and articles of association of CMR in effect immediately prior to the Effective Time shall have no further force or effect), until thereafter changed or amended as provided therein or by applicable Law; provided, however, that at the Effective Time, whenever the name of Merger Sub is stated in the memorandum and articles of association of the Surviving Company, it shall be replaced by the name “China Metro-Rural Holdings Limited” and the number and type of shares that the Surviving Company is authorized to issue shall be that as set out in the Plan of Merger.

1.5 Directors and Officers. At the Effective Time, the directors of CMR immediately prior to the Effective Time shall be the directors of the Surviving Company, until their respective successors are duly elected or appointed and qualified or until such director’s earlier death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company. The officers of CMR immediately prior to the Effective Time shall be the officers of the Surviving Company, until their respective successors are duly elected or appointed and qualified or until such officer’s earlier death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

ARTICLE 2

CONVERSION OF SHARES

2.1 Effect on CMR Shares. At the Effective Time, by virtue of the Merger and without any action on the part of CMR, Investment, Merger Sub or the holders of any of Shares, the following shall occur:

(a) Certain Ordinary Shares. Each Ordinary Share issued and outstanding immediately prior to the Effective Time, other than an Exchange Share (as defined below), Excluded Share (as defined below) or Dissenting Share (as defined below), shall be cancelled in exchange for the right to receive US$1.03 in cash per Ordinary Share without interest (the “Cash Merger Consideration”). At the Effective time, all of the Ordinary Shares (other than Exchange Shares, Excluded Shares and Dissenting Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist and the register of members of CMR will be amended accordingly. Each Ordinary Share (other than Exchange Shares, Excluded Shares and Dissenting Shares) shall thereafter represent only the right to receive the Cash Merger Consideration without interest.

(b) Exchange Shares. Each Ordinary Share issued and outstanding immediately prior to the Effective Time which constitutes an Exchange Share, other than a Dissenting Share, shall be cancelled and automatically converted into and exchanged for one (1) fully paid and non-assessable ordinary share of Investment. For purposes of this Agreement, an “Exchange Share” is a Share beneficially owned at the Effective Time by a person or entity listed on Exhibit B attached hereto.

(c) Preferred Shares. Each Preferred Share issued and outstanding immediately prior to the Effective Time shall be cancelled and automatically converted into and exchanged for 31.91225 fully paid and non-assessable ordinary shares of Investment.

(d) Excluded Shares. Each Excluded Share shall be automatically cancelled and cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto, and the register of members of CMR will be amended accordingly. For purposes of this Agreement, an “Excluded Share” is a Share owned by CMR or any direct or indirect subsidiary of CMR at the Effective Time.

(e) Dissenting Shares. Each of the Dissenting Shares shall cease to be outstanding, shall be cancelled and shall cease to exist in accordance with Section 2.4 and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.4, and the register of members of CMR will be amended accordingly.

(f) Merger Sub Shares. Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and automatically converted into and become one fully paid and non-assessable ordinary share, par value US$0.001 per share, of the Surviving Company, and the register of members of the Surviving Company will be amended accordingly.

2.2 Exchange of Certificates Held by Holders of Exchange Shares and Preferred Shares. At the Effective Time, the register of members of Investment shall be updated to record the allotment and issue of the number of ordinary shares of Investment into which the Exchange Shares or Preferred Shares are converted into as provided in Section 2.1, and each holder of an outstanding certificate or uncertificated shares, as applicable, representing Exchange Shares or Preferred Shares may, at such holder’s option, surrender the same for cancellation to an exchange agent designated by Investment, and each such holder shall be entitled to receive in exchange therefor a certificate or uncertificated shares representing the number of ordinary shares of Investment into which the Exchange Shares or Preferred Shares, as the case may be, formerly representing by the surrendered certificate or uncertificated shares, as applicable, as converted in accordance with Section 2.1. Each certificate or uncertificated shares representing ordinary shares of Investment so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificate or uncertificated shares, as applicable, of CMR so converted and given in exchange therefor, and such additional legends as Investment shall determine as necessary or appropriate.

2.3 Payment to Holders Entitled to Receive Cash Merger Consideration.

(a) Paying Agent. Prior to the Effective Time, Investment shall designate a bank or trust company to act as agent (the “Paying Agent”) for purposes of paying the holders of Shares the Cash Merger Consideration due to them under this Agreement in respect of the Merger. At or prior to the Effective Time, Investment shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of such Shares, a cash amount in immediately available funds sufficient for the Paying Agent to make payments under Section 2.1(a) and Section 2.1(e) (in the case of payments under Section 2.1(e), an amount equal to the number of Dissenting Shares multiplied by the per Share Cash Merger Consideration) (such aggregate cash amount being hereafter referred to as the “Exchange Fund”). If for any reason following the Effective Time the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Investment or the Surviving Company shall promptly deposit or cause to be deposited cash in immediately available funds into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(b) Payment Procedures.

(i) As promptly as practicable after the Effective Time, Investment shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Cash Merger Consideration pursuant to Section 2.1(a): (A) a letter of transmittal (which shall be in a form determined by Investment) and shall specify that delivery shall be effected, and risk of loss and title to the Shares entitled to receive the Cash Merger Consideration shall pass, only upon proper delivery of such Shares to the Paying Agent) and (B) instructions for effecting the surrender of share certificates, if any, representing the Shares (the “Certificates”) pursuant to such letter of transmittal (or affidavits and indemnities of loss in lieu of the Certificates as provided in Section 2.3(f)). Promptly after a Dissenting Shareholder (as defined below) has effectively withdrawn or lost his, her or its rights to dissent from the Merger and to receive payment of the fair value of its Dissenting Shares under the Act, Investment shall cause the Paying Agent to mail to such Dissenting Shareholder such letter of transmittal and instructions.

(ii) Subject to the surrender to the Paying Agent (where applicable) of an issued certificate (or affidavits and indemnities of loss in lieu of the Certificates as provided in Section 2.3(g)) for cancellation (in the case of Shares entitled to receive the Cash Merger Consideration represented by a certificate) and such letter of transmittal, properly completed and validly executed in accordance with the instructions thereto, (A) each registered holder of such Shares represented by such Certificate shall be entitled to receive a check in exchange therefor an amount equal to (x) the number of Shares entitled to receive the Cash Merger Consideration represented by such certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.3(f)) multiplied by (y) the Cash Merger Consideration per Share, and any certificate so surrendered shall forthwith be marked as cancelled and (B) each registered holder of such Shares that are not represented by a certificate (the “Uncertificated Shares”) shall be entitled to receive a check in exchange therefor an amount equal to (x) the number of Uncertificated Shares multiplied by (y) the Cash Merger Consideration per Share. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a check for any cash to be exchanged upon due surrender of the certificate may be issued to such transferee if the certificates (if any) which immediately prior to the Effective Time represented such shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

(c) Transfer Books; No Further Rights. The Cash Merger Consideration paid in respect of each Share pursuant to Section 2.1(a), whether represented by a certificate or an Uncertificated Share, in accordance with the terms of this Section 2.3 shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share, and at the Effective Time, the register of members of CMR shall be closed and thereafter there shall be no further registration of transfers on the register of members of the Surviving Company of such Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of such Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law, and the register of members of CMR shall be amended accordingly. If, after the Effective Time, any certificate purporting to represent such Shares is presented to the Surviving Company, Investment or the Paying Agent for transfer or any other reason, such certificate shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder of the certificate is entitled pursuant to Section 2.1(a).

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the form members of CMR for twelve (12) months after the Effective Time shall be delivered to the Surviving Company upon demand by the Surviving Company. Any holder of Shares entitled to payment of Cash Merger Consideration who has not theretofore complied with this Agreement shall thereafter look only to the Surviving Company for payment of the aggregate Cash Merger Consideration to which such holder is entitled pursuant to Section 2.1(a) upon due surrender of its certificates, if any, (or affidavits and indemnities of loss in lieu of the certificates as provided in Section 2.3(f)), without any interest thereon.

(e) No Liability. None of the Surviving Company, Investment, the Paying Agent or any other person or entity shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, bona vacantia, escheat or similar laws. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any governmental authority shall become, to the extent permitted by applicable laws, the property of the Surviving Company or its designee, free and clear of all claims or interest of any person or entity previously entitled thereto.

(f) Lost Certificates. If any certificate purportedly representing Shares converted into the right to receive Cash Merger Consideration shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person or entity claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Company or the Paying Agent, the posting by such person or entity of a bond, in such reasonable amount as the Surviving Company or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue a check to such person or entity in exchange for such lost, stolen or destroyed certificate in the amount equal to (x) the Cash Merger Consideration multiplied by (y) the number of Shares (other than the Excluded Shares and the Dissenting Shares) formerly represented by such lost, stolen or destroyed Certificate.

(g) Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of Investment, CMR, the Surviving Company and any of their subsidiaries and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any person or entity pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable tax law, rule, regulation or court order. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person or entity in respect of which such deduction and withholding was made.

2.4 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Act, Shares owned by a Dissenting Shareholder (as defined herein)(“Dissenting Shares”) shall be cancelled and cease to exist following payment of their fair value in accordance with Section 179 of the Act, and each holder of Shares who has validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger and to receive payment of the fair value of their Shares pursuant to Section 179 of the Act (a “Dissenting Shareholder”) shall be entitled to receive only payment of the fair value of its Dissenting Shares in accordance with the provisions of Section 179 of the Act. For the avoidance of any doubt, any Share held by any member who shall have failed to perfect or who effectively shall have withdrawn or lost their dissenter rights in respect of such Shares under Section 179 of the Act shall (i) not be deemed to be a Dissenting Share and (ii) be deemed to have been cancelled and cease to exist, as of the Effective Time, in consideration for the right of the holder thereof to receive the Merger Consideration, without any interest thereon, in the manner provided in Section 2.1. Pursuant to and in satisfaction of Section 3.2(a), the Merger is to be authorized by written consent of members without a meeting so that dissenter’s notice of objection to the Merger is not required under Section 179 of the Act. CMR shall serve written notice of the authorization of the Merger to each member who has not consented to the Merger in writing pursuant to Section 179 of the Act within two (2) days of the approval of the Merger by written consent of the members of CMR in satisfaction of the condition set forth in Section 3.2(a).

2.5 Fair Value. CMR, Investment and Merger Sub respectively agree that the Cash Merger Consideration per Share represents the fair value of an Ordinary Share for the purposes of Section 179(8) of the Act.

2.6 Warrants. At or prior to the Effective Time, Warrants outstanding as of the Effective Time (the “Outstanding CMR Warrants”) by virtue of the Merger, shall be assumed by Investment. The Outstanding CMR Warrants so assumed by Investment under this Agreement will continue to have, and be subject to, the same terms and conditions of such Outstanding CMR Warrants immediately prior to the Effective Time, provided that (i) Outstanding CMR Warrants, if and when exercisable in accordance with its terms, shall be exercisable for a number of ordinary shares of Investment equal to that number of Ordinary Shares that were subject to such Outstanding CMR Warrants immediately prior to the Effective Time, and (ii) the per share exercise price for the ordinary shares of Investment issuable upon exercise of such Outstanding CMR Warrants shall be equal to the exercise price per Ordinary Share of such Outstanding CMR Warrants immediately prior to the Effective Time, subject to the adjustments set forth in the Outstanding CMR Warrants. Upon assumption of the Outstanding CMR Warrants as provided herein, the holders of such warrants shall have no additional rights or benefits beyond those which they had immediately prior to the Effective Time pursuant to the terms of such Outstanding CMR Warrants, and shall not be relieved of any obligations or restrictions applicable to such warrants or the ordinary shares of Investment issued or issuable upon exercise of such warrants.

2.7 Bonds. At or prior to the Effective Time, the obligation of CMR to issued Ordinary Shares upon conversion of the Convertible Bonds and the 2016 Bonds outstanding as of the Effective Time (collectively, the “Outstanding CMR Bonds”) by virtue of the Merger, shall be assumed by Investment such that ordinary shares of Investment shall be issuable upon any conversion thereof in lieu of Ordinary Shares. Such obligation so assumed by Investment under this Agreement will continue to have, and be subject to, the same terms and conditions of such Outstanding CMR Bonds immediately prior to the Effective Time, provided that (i) Outstanding CMR Bonds, if and when exercisable in accordance with its terms, shall be exercisable for a number of ordinary shares of Investment equal to that number of Ordinary Shares that were subject to such Outstanding CMR Bonds immediately prior to the Effective Time, and (ii) the per share exercise price for the ordinary shares of Investment issuable upon exercise of such Outstanding CMR Bonds shall be equal to the exercise price per Ordinary Share of such Outstanding CMR Bonds immediately prior to the Effective Time, subject to the adjustments set forth in the Outstanding CMR Bonds. Upon assumption of such obligation as provided herein, the holders of such Outstanding CMR Bonds shall have no additional rights or benefits with respect to the issuance of ordinary shares upon conversion of Outstanding CMR Bonds beyond those which they had immediately prior to the Effective Time pursuant to the terms of such Outstanding CMR Bonds, and shall not be relieved of any obligations or restrictions applicable upon conversion of Outstanding CMR Bonds. The foregoing notwithstanding, Investment shall not, directly or indirectly, be responsible for the performance of any obligations under the Outstanding CMR Bonds, including the payment of principal, interest and premium, if any, all of which obligations shall remain the sole responsibility of the Surviving Company.

ARTICLE 3

GENERAL PROVISIONS

3.1 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title, interest and possession to all assets, properties, rights, privileges, powers and franchises of CMR, then Investment and Merger Sub, the officers and directors of Investment and the Surviving Company are fully authorized, in the name and on behalf of CMR and Merger Sub, to take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

3.2 Conditions. The obligations of the parties under this Agreement shall be conditioned upon the occurrence of the following events:

(a) This Agreement, the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger, shall have been approved by the written consent of members representing (i) a majority of the issued and outstanding Ordinary Shares and (ii) 100% of the Preferred Shares.

(b) Any consents, approvals or authorizations that CMR deems necessary or appropriate to be obtained in connection with the consummation of the Merger shall have been obtained, including, but not limited to, approvals with respect to applicable securities laws.

3.3 Abandonment. At any time prior to the Effective Time, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the board of directors of either Merger Sub or CMR or both.

3.4 Amendment. At any time prior to the Effective Time, including following receipt of approval from the members of CMR, this Agreement may be amended or modified by action taken by or on behalf of the respective boards of directors of the parties hereto. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

3.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Territory of the British Virgin Islands.

3.6 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, and delivered by facsimile, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, CMR, Investment and Merger Sub have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

CHINA METRO-RURAL HOLDINGS LIMITED

By:	/s/ Sio Kam Seng
Name:	Sio Kam Seng
Title:	Chief Executive Officer

CHINA METRO-RURAL INVESTMENT LIMITED

By:	/s/ Sio Kam Seng
Name:	Sio Kam Seng
Title:	Chief Executive Officer

CMR MERGER SUB LIMITED

By:	/s/ Sio Kam Seng
Name:	Sio Kam Seng
Title:	Chief Executive Officer

[SIGNATURE PAGE—AGREEMENT AND PLAN OF MERGER]

EXHIBIT A—PART 1

ARTICLES OF MERGER

SECTION 171 OF THE

BVI BUSINESS COMPANIES ACT

These Articles of Merger are entered into this [●] day of [●], 2016 by China Metro-Rural Holdings Limited (“CMR” or the “Surviving Company”), a company incorporated under the laws of the British Virgin Islands with company number 158045 and its registered office at Omar Hodge Building, Wickhams Cay I, PO Box 362, Road Town, Tortola, British Virgin Islands, and CMR Merger Sub Limited (“Merger Sub”), a company incorporated under the laws of the British Virgin Islands with company number 1915308 and its registered office at Commerce House, Wickhams Cay P.O. Box 3140, Road Town, Tortola, British Vrigin Islands VG1110, pursuant to the provisions of section 171 of the BVI Business Companies Act (as amended, the “Act”).

WITNESSETH as follows:

1.	CMR and Merger Sub HEREBY ADOPT a plan of merger, a copy of which is annexed hereto (the “Plan of Merger”), with the intent that Merger Sub shall merge with and into the Surviving Company and that the merger shall be effective on the [●] day of [●], 2016.

2.	CMR was incorporated under the laws of the British Virgin Islands as an International Business Company under the International Business Companies Act on the 14th day of August, 1995 with company number 158045 and was automatically re-registered under the Act on 1 January 2007.

3.	Merger Sub was incorporated under the laws of the British Virgin Islands as a BVI business company incorporated under the Act on the 2nd day of June, 2016 with company number 1915308.

4.	The memorandum of association and articles of association of CMR were first registered by the Registrar of Corporate Affairs on the 14th day of August, 1995 and amended and restated memorandum of association and articles of association were registered by the Registrar of Corporate Affairs on the 19th day of March, 2010.

5.	The memorandum of association and articles of association of Merger Sub were first registered by the Registrar of Corporate Affairs on the 2nd day of June, 2016.

6.	The memorandum of association and articles of association of Merger Sub shall be the memorandum of association and articles of association of the Surviving Company save that whenever the name of Merger Sub is stated in the memorandum and articles of association of the Surviving Company, it shall be replaced by the name “China Metro-Rural Holdings Limited”.

7.	The Plan of Merger and amendment to the memorandum and articles of association of the Surviving Company were approved by the directors of CMR on the 19th day of May, 2016 and was authorised by the members of CMR on the [●] day of [●], 2016.

8.	The Plan of Merger and amendment to the memorandum and articles of association of the Surviving Company were approved by the directors of Merger Sub on the 7th day of June, 2016 and was authorised by the members of Merger Sub on the [●] day of [●], 2016.

9.	This merger is to be effective on the date these Articles of Merger are registered by the Registrar of Corporate Affairs on the [●] day of [●], 2016.

10.	These Articles of Merger may be executed in one or more counterparts which, when taken together, shall constitute one instrument.

Ex. A-1

The Surviving Company and Merger Sub have executed these Articles of Merger on the [●] day of [●], 2016.

)
SIGNED for and on behalf of China Metro-Rural Holdings Limited By: Sio Kam Seng Chief Executive Officer	) ) ) )
)

SIGNED for and on behalf of CMR Merger Sub Limited By: Sio Kam Seng Chief Executive Officer
) ) )

Ex. A-2

EXHIBIT A—PART 2

PLAN OF MERGER

BETWEEN

(1) China Metro-Rural Holdings Limited, a limited liability company incorporated under the laws of the British Virgin Islands, with registered office located at Omar Hodge Building, Wickhams Cay I, PO Box 362, Road Town, Tortola, British Virgin Islands and headquarters located at Suite 2204, 22/F, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong (“CMR” or “Surviving Company”).

(2) CMR Merger Sub Limited, a limited liability company incorporated under the laws of the British Virgin Islands, with its registered office located at Commerce House, Wickhams Cay P.O. Box 3140, Road Town, Tortola, British Vrigin Islands VG1110 and headquarters located at Suite 2204, 22/F, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong (“Merger Sub”).

WHEREAS

(A) The respective boards of directors of CMR and Merger Sub have approved the merger of the companies, pursuant to which Merger Sub will merge with and into CMR and cease to exist, with the Surviving Company continuing as the surviving company in the merger (the “Merger”), upon the terms and subject to the conditions of the Agreement and Plan of Merger dated May 24, 2016 between CMR, Merger Sub and China Metro-Rural Investment Limited (the “Merger Agreement”) and this Plan of Merger and pursuant to provisions of section 171 of the BVI Business Companies Act (the “Act”).

(B) The shareholders of each of CMR and Merger Sub have adopted and authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Act.

(C) Each of CMR and Merger Sub wishes to enter into this Plan of Merger pursuant to the provisions of section 171 of the Act.

IT IS AGREED

DEFINITIONS AND INTERPRETATION

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement, a copy of which is annexed at Annexure 1 hereto.

PLAN OF MERGER

Company Details:

•	The constituent companies to this Plan of Merger are CMR and Merger Sub.

•	The surviving company is the Surviving Company.

•	Immediately prior to the Effective Time, CMR has 73,543,782 ordinary shares of US$0.001 each (the “Ordinary Shares”) and 100,000 preferred shares of US$0.001 each (the “Preferred Shares”) in issue, all of which are entitled to vote on the Merger as one class.

•	Immediately prior to the Effective Time, Merger Sub has 100 shares in issue, all of which are entitled to vote on the Merger as one class.

•	At the Effective Time, the Surviving Company shall be authorized to issue a maximum of 50,000 ordinary shares of a par value of US$0.001 each.

Ex. A-3

Terms and Conditions; Share Rights

At the Effective Time, and in accordance with the terms and conditions of the Merger Agreement:

•	Each Ordinary Share issued and outstanding immediately prior to the Effective Time, other than an Exchange Share, Excluded Share or Dissenting Share, shall be cancelled in exchange for the right to receive US$1.03 in cash per Ordinary Share without interest (the “Cash Merger Consideration”).

•	Exchange Shares. Each Ordinary Share issued and and outstanding immediately prior to the Effective Time which constitutes an Exchange Share, other a Dissenting Share, shall be cancelled and automatically converted into and exchanged for one (1) fully paid and non-assessable ordinary share of China Metro-Rural Investment Limited (“Investment”).

•	Preferred Shares. Each Preferred Share issued and and outstanding immediately prior to the Effective Time shall be cancelled and automatically converted into and exchanged for 31.91225 fully paid and non-assessable ordinary shares of Investment.

•	Excluded Shares. Each Excluded Share shall be automatically cancelled and cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto.

•	Dissenting Shares shall be cancelled in exchange for payment of the fair value of such shares resulting from the procedure in section 179 of the Act, unless any holder of Dissenting Shares fails to exercise or withdraws or loses its right to dissent from the Merger in which event such shares shall cease to be Dissenting Shares and shall be deemed to have been cancelled and converted into, and to have become exchanged for, as of the Effective Time, the right to receive the Cash Merger Consideration, without any interest thereon.

•	Merger Sub Shares. Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and automatically converted into and become one fully paid and non-assessable ordinary share, par value US$0.001 per share, of the Surviving Company.

•	At the Effective Time, the memorandum of association and articles of association of Merger Sub shall be the memorandum of association and articles of association of the Surviving Company save that whenever the name of Merger Sub is stated in the memorandum and articles of association of the Surviving Company, it shall be replaced by the name “China Metro-Rural Holdings Limited”.

•	Upon the Merger becoming effective, the separate corporate existence of Merger Sub shall cease and the Surviving Company shall become the owner, without further action, of all the rights and property of the constituent companies and the Surviving Company shall become subject to all liabilities, obligations and penalties of the constituent companies.

VARIATION

At any time prior to the Effective Time, this Plan of Merger may be amended by the Boards of Directors of both the Surviving Company and Merger Sub to:

•	change the Effective Time provided that such changed date shall be within 30 days of the date of registration of the Articles of Merger containing this Plan of Merger with the BVI Registrar of Corporate Affairs in accordance with the Act; and

•	effect any other changes to this Plan of Merger as the Merger Agreement or this Plan of Merger may expressly authorise the Boards of Directors of both the Surviving Company and Merger Sub to effect in their discretion.

TERMINATION

At any time prior to the Effective Time, this Plan of Merger may be terminated by the Boards of Directors of both CMR and Merger Sub in accordance with the terms of the Merger Agreement.

Ex. A-4

COUNTERPARTS

This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.

GOVERNING LAW

This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Territory of the British Virgin Islands.

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of CHINA METRO-RURAL HOLDINGS LIMITED:	)
)
)
	)	Duly Authorised Signatory
)
	)	Name: Sio Kam Seng
)
	)	Title: Chief Executive Officer

SIGNED for and on behalf of CMR MERGER SUB LIMITED:
)
)
	)	Duly Authorised Signatory
)
	)	Name: Sio Kam Seng
)
	)	Title: Chief Executive Officer

Ex. A-5

ANNEXURE 1

MERGER AGREEMENT

EXHIBIT B

EXCHANGE SHARES

Shareholder	Number of Ordinary Shares	Number of Preferred Shares
Kind United Holdings Limited	37,338,104	—
Ampleton Developments Limited	5,744,323	—
Luck Merit Holdings Limited	5,744,323	—
Mr. HO Min Sang	5,222,661	—
Mr. CHENG Chung Hing	5,744,323	—
Bloom Max Limited	1,500,000	—
Zhong Ying Limited	5,900,000	—
Ms. HUI Ming Hing	1,367,000	—
Mr. NG Kin Wai	874,203	—
Cafoong Limited	—	100,000

ANNEX B: INFORMATION ABOUT THE TRANSACTION PARTICIPANTS

Introduction

Neither Investment, Merger Sub, the Company, Kind United, Kindfar, Zagat, Willis Plus, and Cafoong nor each entity’s executive officers or directors, as applicable, Messrs. Ricky, Leung, or Cheng have been convicted in a criminal proceeding during the past five years or been party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Information about Investment

Investment is a British Virgin Islands limited liability company formed for the purpose of effecting the Merger and becoming the sole member of record of China Metro after the Merger. Investment currently does not have any business or operations except in furtherance of the Merger. Investment’s business address is Suite 2204, 22/F, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong; its business telephone number is (852) 2111 3815; and both of the foregoing apply to its directors.

Investment does not beneficially own any Ordinary Shares or other securities of China Metro and is currently a wholly-owned subsidiary of China Metro, which is the sole shareholder of Investment.

Investment has no officers. Investment’s directors are Messrs. Sio, Lai, Wong, and Yuen. Please refer to the additional disclosure regarding their background under “Information About China Metro” which is incorporated herein by reference.

Information about Merger Sub

Merger Sub is a British Virgin Islands limited liability company. Its business address is Suite 2204, 22/F, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong; its business telephone number is (852) 2111 3815; and both of the foregoing apply to its directors. Merger Sub is a wholly-owned subsidiary of Investment and an indirectly wholly-owned subsidiary of China Metro, and was formed solely for the purpose of merging with and into China Metro which will continue as the surviving company and a wholly-owned subsidiary of Investment. Merger Sub has not engaged in any business except in furtherance of the Merger.

Merger Sub does not beneficially own any Ordinary Shares or other securities of China Metro. Merger Sub has no officers. Merger Sub’s directors are Messrs. Sio and Lung. Please refer to the additional disclosure regarding their background under “Information About China Metro” which is incorporated herein by reference.

Information about China Metro

China Metro is the subject company and is a British Virgin Islands limited liability company. Its business address is Suite 2204, 22/F, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong; its business telephone number is (852) 2111 3815; and both of the foregoing apply to its directors and officers.

Mr. SIO Kam Seng has served as Chairman of the Board and Chief Executive Officer of the Company since August 25, 2011, and Acting Chief Financial Officer since July 19, 2013. Mr. Sio served as Vice Chairman of the Board and Chief Executive Officer of the Company from March 22, 2010 until August 25, 2011. Mr. Sio has served as Chairman of the board of directors of China Metro-Rural Limited and China Metro-Rural Exchange Limited (a Hong Kong company) since January 1, 2010. He holds a Bachelor of Science degree in Construction Management from Queen’s University of Brighton and a Master of Business Administration degree from the University of Wales. He is a member of the Institute of Public Accountants, a member of the Institute of Certified Management Accountants, a member of the Chartered Institute of Building, a member of the Society of Environmental Engineers, and an associate of the Chartered Institute of Arbitrators. He is a Certified Management Accountant of Australia and is also a Chartered Builder of United Kingdom. He has over 20 years of experience in insurance and senior management. Prior to joining the China Metro Group, he served as area manager of HSBC Insurance Group from 1989 to 1992, assistant general manager of Sime Insurance Group from 1993 to 1995, director and chief executive officer of MSHI (defined below) from 1995 to 1997. He also served as director and general manager of Accette Insurance Hong Kong from 1998 to June 2009 and has remained as its director since then. Mr. Sio’s citizenship is Hong Kong.

Mr. HO Min Sang has served as our Director since August 25, 2011 and he was one of the initial investors in the Company and was involved in the Company’s business development until the Company was publicly listed, given his insight into the Company’s values, structure, and goals. Mr. Ho has over 25 years of experience in the fine jewelry business including retail, wholesale, and manufacturing. Mr. Ho has served as the Chairman of CARINE FRANCOIS France since 1985. CARINE FRANCOIS is the second largest importer both in quantity and value of fine jewelry in France. As the Chairman of his group of companies, his investments covered France, Hong Kong, and Mainland China. He is experienced in the areas of enterprise management and business development. Mr. Ho’s citizenship is Hong Kong.

Mr. LAI Chau Ming, Matthew, has served as our Director since July 24, 2009. He has also served as a Director of Man Sang Holdings, Inc. (“MSHI”) since November 1996. Mr. Lai has been Sales Director of DBS Vickers (Hong Kong) Limited since July 1996. Prior to his joining DBS Vickers, Mr. Lai served from 1972 to 1996 as a Senior Manager of Sun Hung Kai Investment Company Limited, an investment company in Hong Kong. Mr. Lai has over 30 years of experience in investments. He is experienced in the areas of financial management and planning. Mr. Lai’s citizenship is Hong Kong.

Mr. WONG Gee Hang, Henry, has served as our Director since July 24, 2009. He has also served as a Director of MSHI since April 2005. Mr. Wong has over 30 years of experience in accounting, property investment, and development and general management. Mr. Wong has also served as the Managing Director of Marspeed Limited, a consultancy firm of property development, investment, and management. Mr. Wong had been a member of senior management in a Hong Kong property developer for more than 15 years. He is a Fellow member of The Institute of Certified Management Accountants Australia, Fellow member of the Institute of Public Accountants Australia, and a Full member of The Hong Kong Management Association. Mr. Wong’s citizenship is Hong Kong.

Mr. YUEN Ka Lok, Ernest, has served as our Director since September 1, 2010. Mr. Yuen has been a solicitor and a partner of Messer. Yuen & Partners since 1997. He has more than 20 years of experience in litigations and commercial works. He received his Bachelor Degree in Commerce from University of Toronto in Canada. Mr. Yuen is a member of the Law Society of Hong Kong. Mr. Yuen’s citizenship is Hong Kong.

Mr. LIN Xianfu has served as our President of Greater China since August 1, 2014. Before joining our Company, he was appointed as the general manager in one of the industrial and logistics real estate project development companies since 2011, and he was the executive director and general manager in one of the world’s leading jewelry supplying companies from 2006 to 2011. He has almost 30 years of experience in management including the jewelry industry and in other industrial and logistics real estate project development. Mr. Lin is the committee member of China Jewelry Association, Vice Chairman of Zhejiang Foreigner Investment Association, and Vice Chairman of Zhejiang Pearl Association. He graduated from Guangdong Jiesi Fengjiang Secondary School in 1984. Mr. Lin’s citizenship is People’s Republic of China.

Mr. LUNG Hei Man, Alex has served as our Deputy Chief Financial Officer since March 22, 2010. He has served as financial controller of China Metro-Rural Limited and China Metro-Rural Exchange Limited (a Hong Kong company) since January 1, 2010 (but has been finance manager of China Metro-Rural Exchange Limited since June 15, 2009). He graduated from the London School of Economics and Political Science in 1999 with a Bachelor’s degree in Accounting and Finance. He has eight years of experience in auditing in Hong Kong and China with international accounting firms. Prior to joining the China Metro Group, he spent seven years with Ernst & Young and one year with BDO in auditing. Mr. Lung’s citizenship is Hong Kong.

Information about Kind United Holdings Limited

Kind United Holdings Limited is a British Virgin Islands limited liability company. Its principal business address is Suite 2208, 22/F, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong; its telephone number is (852) 2317 9201; and both of the foregoing apply to its directors. The sole business of Kind United, which controls approximately 50.8% of the Ordinary Shares of the Company, is to hold Ordinary Shares of China Metro for the benefit of Messrs. Ricky and Leung, Kindfar, and Zagat.

Kind United has no officers. Ricky is a director of Kind United. His principal occupation is serving as a shareholder of the China Metro. Ricky served as Chairman of the board of directors of China Metro from July 24, 2009 until August 25, 2011. He also served as Chief Executive Officer of China Metro from July 24, 2009 until March 22, 2010 and as President of China Metro from July 24, 2009 until June 1, 2011. He remained as one of the directors of China Metro from March 22, 2010 until his resignation on December 5, 2013. Ricky is a Hong Kong permanent resident.

Mr. Leung is also a director of Kind United. His principal occupation during the past five years is being the Co-founder, Executive Director, and former Chief Executive Officer of China South City Holdings Limited. Mr. Leung is a Hong Kong permanent resident.

Information about Kindfar International Limited

Kindfar International Limited is a British Virgin Islands limited liability company. Its principal business address is Suite 2208, 22/F, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong; its telephone number is (852) 2317 9201; and both of the foregoing apply to its director. The sole business of Kindfar is to hold approximately 72.3% of the equity interests of Kind United, which controls approximately 50.8% of the Ordinary Shares of the Company.

Kindfar has no officers. Ricky is the sole director of Kindfar. Please refer to the additional disclosure above regarding his background under “Information About Kind United Holdings Limited” which is incorporated herein by reference.

Information about Zagat International Limited

Zagat International Limited is a British Virgin Islands limited liability company. Its principal business address is 9/F, No. 28, Hung To Road, Kwun Tong, Hong Kong; its telephone number is (852) 2736 1768; and both of the foregoing apply to its directors. The sole business of Zagat is to hold approximately 27.7% of the equity interests of Kind United, which controls approximately 50.8% of the Ordinary Shares of the Company.

Zagat has no officers and the following six directors: Messrs. Leung, XU Yang, LI De Fan, WANG Ai Jun, YUNG Chun Keung, and HUANG Yan Jun who are Chinese citizens except for Mr. Leung as noted above. Please refer to the additional disclosure above regarding Mr. Leung’s background under “Information About Kind United Holdings Limited” which is incorporated herein by reference.

Each of Messrs. Xu’s, Li’s, Wang’s, Yung’s, and Huang’s current principal occupation, respectively, is being a merchant and serving as a director of Zagat since April 24, 2007. Further, Messrs. Wang’s and Yung’s merchant activities are primarily affiliated with De Ba Chuang Ye Limited and Keung Shing Plastic Limited, respectively.

Information about Willis Plus Limited

Willis Plus Limited is a British Virgin Islands limited liability company. Its principal business address is Suite 2208, 22/F, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong; its telephone number is (852) 2317 9201; and both of the foregoing apply to its director. The sole business of Willis Plus is to hold US$60 million principal amount of 14% convertible bonds due 2017 issued by China Metro, which are convertible into 55,499,028 Ordinary Shares, and to hold warrants which may be exercised for the purchase of 6,000,000 Ordinary Shares for the benefit of Ricky.

Willis Plus has no officers. Ricky is the sole director of Willis Plus. Please refer to the additional disclosure above regarding his background under “Information About Kind United Holdings Limited” which is incorporated herein by reference.

Information about Cafoong Limited

Cafoong Limited is a British Virgin Islands limited liability company. Its principal business address is Suite 2208, 22/F, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong; its telephone number is (852) 2317 9201; and both of the foregoing apply to its directors. The sole business of Cafoong is to hold all of the Preferred Shares of China Metro that are issued and outstanding.

Cafoong has no officers. Messrs. Ricky and Cheng are the directors of Cafoong. Please refer to the additional disclosure above regarding Ricky’s background under “Information About Kind United Holdings Limited” which is incorporated herein by reference.

Mr. Cheng served as the Vice Chairman of China Metro from July 24, 2009 and concluded his service on the board of directors on September 5, 2014. His present occupation is director of Cafoong.

Information About Messrs. Ricky and Leung

Please refer to the additional disclosure regarding Messrs. Ricky and Leung under “Information About Kind United Holdings Limited” which is incorporated herein by reference.

ANNEX C: BVI BUSINESS COMPANIES ACT—SECTION 179

BVI Business Companies Act—Section 179

(1)	A member of a company is entitled to payment of the fair value of his or her shares upon dissenting from -

(a)	a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares;

(b)	a consolidation, if the company is a constituent company;

(c)	any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the company, if not made in the usual or regular course of the business carried on by the company, but not including -

(i)	a disposition pursuant to an order of the Court having jurisdiction in the matter;

(ii)	a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interests within one year after the date of disposition; or

(iii)	a transfer pursuant to the power described in section 28(2);

(d)	a redemption of his or her shares by the company pursuant to section 176; and

(e)	an arrangement, if permitted by the Court.

(2)	A member who desires to exercise his or her entitlement under subsection (1) shall give to the company, before the meeting of members at which the action is submitted to a vote, or at the meeting but before the vote, written objection to the action; but an objection is not required from a member to whom the company did not give notice of the meeting in accordance with this Act or where the proposed action is authorised by written consent of members without a meeting.

(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for his or her shares if the action is taken.

(4)	Within 20 days immediately following the date on which the vote of members authorising the action is taken, or the date on which written consent of members without a meeting is obtained, the company shall give written notice of the authorisation or consent to each member who gave written objection or from whom written objection was not required, except those members who voted for, or consented in writing to, the proposed action.

(5)	A member to whom the company was required to give notice who elects to dissent shall, within 20 days immediately following the date on which the notice referred to in subsection (4) is given, give to the company a written notice of his or her decision to elect to dissent, stating -

(a)	his or her name and address;

(b)	the number and classes of shares in respect of which he or she dissents; and

(c)	a demand for payment of the fair value of his or her shares;

(d)	and a member who elects to dissent from a merger under section 172 shall give to the company a written notice of his decision to elect to dissent within 20 days immediately following the date on which the copy of the plan of merger or an outline thereof is given to him in accordance with section 172.

(6)	A member who dissents shall do so in respect of all shares that he or she holds in the company.

(7)	Upon the giving of a notice of election to dissent, the member to whom the notice relates ceases to have any of the rights of a member except the right to be paid the fair value of his or her shares.

C-1

(8)	Within 7 days immediately following the date of the expiration of the period within which members may give their notices of election to dissent, or within 7 days immediately following the date on which the proposed action is put into effect, whichever is later, the company or, in the case of a merger or consolidation, the surviving company, or the consolidated company shall make a written offer to each dissenting member to purchase his or her shares at a specified price that the company determines to be their fair value; and if, within 30 days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his or her shares, the company shall pay to the member the amount in money upon the surrender of the certificates representing his or her shares.

(9)	If the company and a dissenting member fail, within the period of 30 days referred to in subsection (8), to agree on the price to be paid for the shares owned by the member, within 20 days immediately following the date on which the period of 30 days expires, the following shall apply -

(a)	the company and the dissenting member shall each designate an appraiser;

(b)	the 2 designated appraisers together shall designate an appraiser;

(c)	the 3 appraisers shall fix the fair value of the shares owned by the dissenting member as of the close of business on the day prior to the date on which the vote of members authorising the action was taken or the date on which written consent of members without a meeting was obtained, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the company and the dissenting member for all purposes; and

(d)	the company shall pay to the member the amount in money upon the surrender by him or her of the certificates representing his or her shares.

(10)	Shares acquired by the company pursuant to subsection (8) or (9) shall be cancelled but if the shares are shares of a surviving company, they shall be available for reissue.

(11)	The enforcement by a member of his or her entitlement under this section excludes the enforcement by the member of a right to which he or she might otherwise be entitled by virtue of his or her holding shares, except that this section does not exclude the right of the member to institute proceedings to obtain relief on the ground that the action is illegal.

(12)	Only subsections (1) and (8) to (11) shall apply in the case of a redemption of shares by a company pursuant to the provisions of section 176 and in such case the written offer to be made to the dissenting member pursuant to subsection (8) shall be made within 7 days immediately following the direction given to a company pursuant to section 176 to redeem its shares.

C-2